Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of March 25, 2013, between Travelport LLC (f/k/a TDS Investor Corporation), Travelport Inc. (together with Travelport LLC, the “Issuer”) and Computershare Trust Company, N.A. (as successor to The Bank of Nova Scotia Trust Company of New York), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of August 18, 2010, as supplemented by Supplemental Indenture No. 1 thereto on December 11, 2012 and Supplemental Indenture No. 2 thereto on March 20, 2013 (as so supplemented, the “Indenture”), providing for the issuance of $250,000,000 aggregate principal amount of the Issuer’s 9% Senior Notes due 2016 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, the Issuer and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

WHEREAS, the Issuer confirms that it has distributed a confidential offering memorandum, dated March 11, 2013, as supplemented (the “Offering Memorandum”), and related Letter of Transmittal and Consent, dated March 11, 2013, as supplemented, to eligible holders of the Notes in connection with the Proposed Amendments (as defined in the Offering Memorandum) to the Indenture, as described in the Offering Memorandum;

WHEREAS, the Issuer has indicated its desire and has requested that the Trustee join with the Issuer in entering into this Third Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, (1) the Issuer has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Third Supplemental Indenture, all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture as contemplated by Section 9.02 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture an Opinion of Counsel relating to this Third Supplemental Indenture as contemplated by Section 9.06 of the Indenture; and

WHEREAS, the boards of directors of the Issuer have authorized and approved the execution and delivery of this Third Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendments to the Indenture.

(a) The Indenture is hereby amended by adding the following new definition to Section 1.01 in proper alphabetical order:

“Offering Memorandum” means the offering memorandum, dated March 11, 2013, relating to the offer to exchange and solicitation of consents in respect of the Notes, and the concurrent transactions described therein.”

(b) The Indenture is hereby amended by deleting the following sections of the Indenture (and all references thereto in the Indenture) in their entirety:

(i)	SECTION 4.05 (Taxes);

(ii)	SECTION 4.06 (Stay, Extension and Usury Laws);

(iii)	SECTION 4.07 (Limitation on Restricted Payments);

(iv)	SECTION 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

(v)	SECTION 4.09 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(vi)	SECTION 4.10 (Asset Sales);

(vii)	SECTION 4.11 (Transaction with Affiliates);

(viii)	SECTION 4.12 (Liens);

(ix)	SECTION 4.13 (Corporate Existence);

(x)	SECTION 4.14 (Offer to Repurchase Upon Change of Control);

(xi)	SECTION 4.15 (Future Note Guarantors);

(xii)	SECTION 5.01(a), Paragraph (4) (Merger, Amalgamation Consolidation or Sale of All or Substantially All Assets);

(xiii)	SECTION 6.01(a), Paragraphs (4) and (5) (Event of Default); and

(xiv)	SECTION 9.07 (Payment for Consent).

(c) The Indenture is hereby amended by adding the following Section to the end of Article 12:

“Section 12.18 Noteholder Agreement.

Notwithstanding anything to the contrary herein, (i) no Holder shall take any action contrary to the direction given to the Trustee by Holders to dismiss with prejudice and release all claims, counterclaims and/or third-party claims that were asserted or could have been asserted by the Trustee or the Holders in connection with the 2011 Restructuring Transactions, including those asserted in the Lawsuit, (ii) no Holder shall have any rights with respect to any claims, counterclaims and/or third-party claims that were asserted or could have been asserted by the Trustee or the Holders in connection with the 2011 Restructuring Transactions, including those asserted in the Lawsuit and (iii) no Holder shall have any rights with respect to any claims that could be asserted against the Trustee in connection with the Trustee’s execution of the Stipulation and the Trustee Release. The terms “2011 Restructuring Transactions,” “Lawsuit,” “Stipulation,” and “Trustee Release” will have the meanings ascribed to such terms in the Offering Memorandum.”

(3) Effectiveness. The provisions of Section 2 of this Third Supplemental Indenture shall become effective immediately but shall not become operative until both (i) the Issuer pays the Total Consideration or Exchange Consideration (each as defined in the Offering Memorandum), as applicable, to Holders who have validly tendered (and not withdrawn) Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Issuer informs the Trustee in writing that the payment in clause (i) has been made.

(4) Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Third Supplemental Indenture becomes effective may, at the sole discretion of the Issuer, be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“The restrictive covenants of the Issuer and certain of the Events of Default and other provisions have been eliminated, as provided in the Third Supplemental Indenture, dated as of March 25, 2013. Reference is hereby made to said Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

(5) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this Third Supplemental Indenture. In entering into this Third Supplemental Indenture, the Trustee (i) shall not be deemed to have effected or committed to the enforceability of any provision herein which would not otherwise be enforceable and (ii) shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee (including, without limitation, indemnification of the Trustee by the Issuer), whether or not elsewhere herein so provided.

(6) Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(7) Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(8) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9) Successors. All agreements of the Issuer in this Third Supplemental Indenture shall bind its Successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

(10) Validity; Enforceability. In case any provisions in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

TRAVELPORT LLC, as Issuer

By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Secretary

TRAVELPORT INC., as Issuer

By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Secretary

Signature Page – Third Supplemental Indenture (Senior Notes due 2016)

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Tina Vitale
Name:	Tina Vitale
Title:	SVP, Corporate Trust

Signature Page – Third Supplemental Indenture (Senior Notes due 2016)